Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact:
Nancy C. Broadbent
Senior Vice President and
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

Orthovita Reports 2009 Fourth Quarter and Year-End

Financial Results

•	Fourth quarter 2009 sales of $24.4 million reflect 17% growth over fourth quarter 2008; full year 2009 sales of $92.9 million increased 21% over 2008

•

Fourth quarter 2009 operating income of $385,000 compared to an operating loss of $670,000 in fourth quarter 2008; full year 2009 operating loss was $1.1 million compared to an operating loss of $9.2 million in 2008

•

Fourth quarter 2009 net loss of $291,000, or less than $0.01 per common share, compared to a net loss of $1.2 million, or $0.02 per common share, in fourth quarter 2008; full year 2009 net loss was $3.9 million, or $0.05 per common share, compared to a net loss of $10.8 million, or $0.14 per common share, in 2008

•	2010 financial guidance: total sales of $106 million to $112 million and net income between breakeven and $2 million

MALVERN, Pennsylvania, USA, March 10, 2010 – Orthovita, Inc. (NASDAQ: VITA), a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products, reported financial results for the quarter and year ended December 31, 2009. Product sales for the quarter ended December 31, 2009 increased 17% to $24.4 million, compared to $20.8 million for the same period in 2008. Product sales for the year ended December 31, 2009 increased 21% to $92.9 million, compared to $76.9 million for 2008. The 2009 fourth quarter and full year results included U.S. sales of $700,000 and $1.1 million, respectively, of Cortoss™, the Company’s novel synthetic biomaterial that was cleared by the FDA in June 2009 for the treatment of vertebral compression fractures, and AliquotTM, the Company’s Cortoss delivery device.

Gross profit for the quarters ended December 31, 2009 and 2008 was $16.3 million and $13.8 million, respectively. Gross profit for 2009 was $62.9 million compared to $51.0 million in 2008. As a percentage of sales, gross profit was 67% and 68% for the quarter and year ended December 31, 2009, respectively, compared to 66% for the quarter and year ended December 31, 2008. These increases in gross profit margins during the 2009 periods were primarily due to a more favorable product mix resulting from strong growth in our VitossTM Bioactive Foam products.

During the fourth quarter of 2009, Orthovita recorded operating income of $385,000 compared to an operating loss of $670,000 in the fourth quarter of 2008. The operating loss for the years ended December 31, 2009 and 2008 was $1.1 million and $9.2 million, respectively. The net loss for the fourth quarter of 2009 declined to $291,000, or less than $0.01 per common share, compared to a net loss of $1.2 million, or $0.02 per common share, in the fourth quarter of 2008. The net loss for the year ended December 31, 2009 was $3.9 million, or $0.05 per common share, compared to a net loss of $10.8 million, or $0.14 per common share, for the year ended December 31, 2008.

“Our financial results for the fourth quarter of 2009 demonstrated our ability to continue to drive growth in our Vitoss and biosurgery product platforms while launching a significant new product, Cortoss, to both current and prospective customers,” said Antony Koblish, President and Chief Executive Officer of Orthovita. “During the fourth quarter of 2009, sales of our Vitoss and biosurgery products increased 13% and 14%, respectively, over the fourth quarter of 2008.”

Mr. Koblish continued, “At the same time, our sales force made progress in launching Cortoss to our existing spine customers, primarily orthopedic and neurological surgeons, and to a new customer group of interventional radiologists and neuro-interventional radiologists. While the challenging economic environment has lengthened the process for getting new technologies approved and used regularly in hospitals, we have seen our number of active Cortoss customer accounts increase steadily. At the end of February 2010, we had 151 active Cortoss accounts, and 76% of our customers have placed reorders. Most importantly, physicians are reporting that their patients are experiencing excellent clinical outcomes from the use of Cortoss to treat vertebral compression fractures, with no reported adverse events.”

Nancy Broadbent, Chief Financial Officer of Orthovita, commented, “Our 2009 sales and net loss were in line with our 2009 financial guidance. For 2010, we estimate that sales will be in the range of $106 million to $112 million, and that our bottom line will range from breakeven to $2 million of net income.”

“Our primary financial objective in 2010 is to drive product sales growth, a key element in building shareholder value,” Ms. Broadbent continued. “Following the U.S. approval of Cortoss in June 2009, we initiated an expansion of our sales force from 90 sales representatives to 103 at December 31, 2009. Since it usually takes new sales representatives up to nine months to generate meaningful sales levels, we do not expect to see the sales impact from the new sales representatives to occur until the second half of 2010. We anticipate that the quarterly progression of sales and net income or loss from late 2009 through 2010 could be uneven, as we manage the integration of the new sales representatives into our sales force while continuing to launch Cortoss and drive sales growth in our Vitoss and biosurgery product lines. Future expansion of our sales force in 2010 and beyond will be on a highly targeted, selective basis, largely by augmenting existing, under-served territories. We believe that our current cash and short-term investments are sufficient to support this strategy, and we do not anticipate a need to raise additional capital to fund our operations for the foreseeable future.”

Cash, cash equivalents and short-term investments were $23.1 million at December 31, 2009, compared to $32.3 million at December 31, 2008. For the years ended December 31, 2009 and 2008, the net cash used in operating activities was $4.8 million and $14.2 million, respectively. Additionally, for the years ended December 31, 2009 and 2008, the Company spent $4.9 million and $5.9 million, respectively, on capital expenditures primarily related to the expansion of its manufacturing facilities; such costs are reported as a use of cash for investing activities.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on March 11, 2010 to review and discuss the fourth quarter and full year 2009 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 58246952. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning March 11, 2010 at 11:30 a.m. Eastern Time, and ending March 24, 2010, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. at (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 58246952.

About the Company

We are a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Cortoss received FDA clearance in June 2009 for vertebral augmentation. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand and market acceptance of our products, including Cortoss, our ability to achieve our sales and net income forecast for 2010, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Statements of Operation Data:

	Three months ended				Year Ended
	December 31,				December 31,
	2009	as a percentage of sales	2008	as a percentage of sales	2009	as a percentage of sales	2008	as a percentage of sales
PRODUCT SALES	$24,377	100%	$20,847	100%	$92,853	100%	$76,915	100%

COST OF SALES	8,088	33%	7,078	34%	29,914	32%	25,929	34%

GROSS PROFIT	16,289	67%	13,769	66%	62,939	68%	50,986	66%

OPERATING EXPENSES:
General and administrative expenses	3,024	12%	2,551	12%	12,172	13%	10,753	14%
Selling and marketing expenses	11,637	48%	10,469	50%	45,070	49%	42,706	56%
Research and development expenses	1,243	5%	1,419	7%	6,786	7%	6,711	9%

Total operating expenses	15,904	65%	14,439	69%	64,028	69%	60,170	78%

OPERATING INCOME (LOSS)	385	2%	(670)	-3%	(1,089)	-1%	(9,184)	-12%

INTEREST EXPENSE	(770)	-3%	(801)	-4%	(3,112)	-3%	(2,777)	-4%

INTEREST INCOME	38	0%	195	1%	282	0%	1,271	2%

LOSS ON SALE OF PRODUCT LINE AND RELATED ASSETS	—	0%	—	0%	—	0%	(72)	0%

LOSS BEFORE INCOME TAXES	(347)	-1%	(1,276)	-6%	(3,919)	-4%	(10,762)	-14%

INCOME TAX BENEFIT	56	0%	53	0%	13	0%	10	0%

NET LOSS	$(291)	-1%	$(1,223)	-6%	$(3,906)	-4%	$(10,752)	-14%

NET LOSS PER SHARE, BASIC AND DILUTED	$—		$(0.02)		$(0.05)		$(0.14)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	76,435		75,844		76,176		75,804

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(continued)

(Dollars in thousands)

	December 31,
	2009	2008
Balance Sheet Data:

Cash and cash equivalents	$7,757	$8,518
Short-term investments	15,349	23,773
Accounts receivable, net	12,324	10,881
Inventories	26,058	19,757
Other current assets	784	693

Total current assets	62,272	63,622

Property and equipment, net	17,940	14,438
License and technology intangibles, net	11,376	12,354
Other assets	1,041	757

Total assets	$92,629	$91,171

Current liabilities	13,367	11,410
Notes payable, net of debt discount	34,095	33,809
Other long-term liabilities	408	310

Total liabilities	47,870	45,529
Total shareholders’ equity	44,759	45,642

Total liabilities and shareholder’s equity	$92,629	$91,171

	Year ended December 31,
	2009	2008
Cash Flow Data:

Net cash used in operating activities	$(4,817)	$(14,211)

Net cash provided by investing activities	$2,792	$2,720

Net cash provided by financing activities	$1,446	$10,197

Source: Orthovita, Inc.